Exhibit 24

December 29, 2025

The U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

	Re:  Forms Reporting Beneficial Ownership of Flowers Foods, Inc.

Dear Sir or Madam:

	This letter is to confirm the authority of Stephanie B. Tillman, Chief Legal
Counsel of Flowers Foods, Inc., as my agent (?Agent?). Agent has such authority to prepare, execute and submit to the Securities and Exchange Commission
(?SEC?) any and all reports (including any amendments thereto) I am required to file with the SEC, or which the Agent considers it advisable to file with the
SEC, under Section 13 or Section 16 of the Securities Exchange Act of 1934 or
any rule or regulation thereunder, or under Rule 144 under the Securities Act of 1933, with respect to the any security of Flowers Foods, Inc., including
Forms 3, 4 and 5, Schedules 13D and 13G, and Forms 144. Very truly yours,
/s/ D. Anthony Scaglione???????????
D. Anthony Scaglione
Chief Financial Officer
Flowers Foods, Inc.